EXHIBIT 99.1

[LOGO OF PRIMAL SOLUTIONS]

Tim Dietz	Terrea Tamanaha
Metrocall, Inc.	Primal Solutions, Inc.
(703) 660-6677 x6231	(949) 221-8337
dietzt@metrocall.com	(949) 260-1515 Fax
terrea.tamanaha@primal.com

PRIMAL ANNOUNCES THREE-YEAR MULTI-MILLION DOLLAR
LICENSING AND SERVICES AGREEMENT WITH METROCALL WIRELESS

IRVINE, CA., January 31, 2003 - Primal Solutions, Inc. (OTCBB: PSOL.OB), a leading provider of mediation and rating software for communication service providers, today announced that it has signed a three-year licensing and services agreement valued at over $13 million with Metrocall, Inc. (OTCBB: MTOHV.OB), one of the nation’s leading providers of wireless messaging and data services. Metrocall is marketed under the brand Metrocall Wireless.

The agreement calls for Primal to continue to provide its customer care and billing solutions to Metrocall Wireless, including an upgrade to Primal’s convergent billing platform, Connect CCB®; and new licenses for Primal’s rating product, Connect RTR™, and electronic bill presentment and payment product, Connect EBP&P™. The agreement also calls for continued professional services and software support.

Building on a 10-year relationship between the two companies, Primal will provide Metrocall Wireless with a standardized billing platform for each of the Company’s six regions. This billing platform can support Metrocall Wireless’ traditional messaging and data services business for its millions of subscribers and resellers, and strengthens the ability to offer new products and services to new and emerging markets.

“To maximize the performance and efficiency of our billing operations, our challenge was not only to upgrade to the latest business-enabling technology, but also to standardize the platforms used in each of our regions,” said Robert Pawa, Senior Vice President, Information Systems for Metrocall Wireless. “We are confident that this agreement with Primal will allow us to most effectively streamline our operations, reduce costs and enhance services offered to our subscribers and resellers.”

“Primal is proud to provide Metrocall Wireless with a strategic solution to enable and support Metrocall Wireless’ growth strategies,” said Joseph Simrell, Chief Executive

Officer of Primal Solutions, Inc. “Our long-term relationship with Metrocall Wireless and these products will preserve their ability to respond to dynamic market conditions and provide the flexibility to rapidly deploy new products and services while increasing operational efficiencies.”

About Metrocall Wireless

Alexandria, Virginia-based Metrocall Wireless is one of the largest narrowband wireless data and messaging companies in the United States, providing both products and services to approximately four million business and individual subscribers.

Founded in 1965, the Company currently offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall Wireless operates on multiple nationwide, regional and local networks. Also, Metrocall Wireless offers integrated resource management systems and communications solutions for business and campus environments.

For more information on Metrocall Wireless please visit our Web site and on-line store at www.metrocall.com or call 800-800-2337.

About Primal

Primal Solutions, Inc. (OTCBB.PSOL.OB) is a provider of operations support systems (OSS) for wired and wireless communications service providers. The company’s technology includes convergent network mediation, rating, customer management and billing solutions. Designed for scalability and flexibility, Primal’s OSS products offer real-time data collection, aggregation, analysis, and billing of services from legacy network infrastructure, IP networks and next-generation mobile networks. The company is headquartered in Irvine, California. Information on Primal and its products can be obtained at www.primal.com <http://www.primal.com>.

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of known and unknown risks and uncertainties that may cause the company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These include the company’s historic lack of profitability, end-use customers’ acceptance and actual demand, which may differ significantly from expectations, the need for the company to manage its growth, the need to raise funds for operations, and other risks associated with the regulation of the Internet and the telecommunications industry. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Connect CCB, Connect RTR and Connect EBP&P are trademarks of Primal Solutions, Inc. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

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